UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported)                      May 23, 2007
G&K Services, Inc.
(Exact Name of Registrant as Specified in Charter)

Minnesota	0-4063	41-0449530

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5995 Opus Parkway, Minnetonka, MN		55343

(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code		(952) 912-5500

n/a

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
In connection with the share repurchase program discussed below, on May 30, 2007, G&K Services, Inc. and various of its subsidiaries entered into Amendment No. 1 to that certain Amended and Restated Credit Agreement, dated as of August 31, 2005, with the financial institutions party thereto, as lenders, and JPMorgan Chase Bank, National Association, as Administrative Agent. A copy of such amendment is filed herewith as Exhibit 10.1. The purpose of the amendment is to amend G&K Services’ Net Worth (as defined therein) test and to allow G&K Services to pay cash dividends on its capital stock or repurchase its capital stock at any time so long as no default or event of default under the credit agreement is then outstanding or would result therefrom. In connection with such amendment, G&K Services and various of its subsidiaries also affirmed certain guaranties previously given in connection with the credit agreement. A copy of the Affirmation of Guaranties is filed herewith as Exhibit 10.2.
Item 8.01. Other Events.
On May 23, 2007, the Board of Directors of G&K Services, Inc. approved a repurchase of up to $100 million of the company’s common stock. Today G&K Services issued a press release announcing this repurchase program, a copy of which is furnished as Exhibit 99.1 hereto.
G&K Services plans to repurchase shares from time to time in open market, privately negotiated or other transactions in accordance with applicable federal securities laws. The timing and the amount of the repurchases will be determined by the company’s management based on its evaluation of market conditions, share price and other factors.
The information in this Item 8.01 and Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended.
Item 9.01. Financial Statements and Exhibits.
      (c) Exhibits
      10.1. Amendment No. 1 to Amended and Restated Credit Agreement, dated as of May 30, 2007, by and among G&K Services, Inc., G&K Services Canada Inc., the financial institutions party thereto, as lenders, and JPMorgan Chase Bank, National Association, as Administrative Agent
      10.2. Affirmation of Guaranties
      99.1 Press release (furnished)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 30, 2007	By /s/ David F. Fisher
David F. Fisher
Its Vice President, General Counsel and Corporate Secretary

2